UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Trinity Capital Inc.

(Exact name of registrant as specified in its charter)

Maryland	35-2670395
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 N. 1st Street, Suite 302 Phoenix, Arizona	85004
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, par value $0.001 per share	New York Stock Exchange
7.875% Notes due 2029	New York Stock Exchange
7.875% Notes due 2029	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement filed number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

Trinity Capital Inc. (the “Company”) is filing this Registration Statement on Form 8-A in connection with the transfer of the listing from The Nasdaq Stock Market LLC (“Nasdaq”) to the New York Stock Exchange (the “NYSE”) of: (i) the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) the Company’s 7.875% Notes due 2029 (the “March 2029 Notes”) and (iii) the Company’s 7.875% Notes due 2029 (the “September 2029 Notes” and together with the March 2029 Notes, the “Notes”). The Common Stock, the March 2029 Notes and the September 2029 Notes will trade on the NYSE under the symbols “TRIN,” “TRNZ” and “TRNI”, respectively. The Company expects the listing and trading of the Common Stock and the Notes on Nasdaq to cease at the close of trading on or about July 24, 2026, and the listing and the trading of the Common Stock and the Notes on NYSE to begin at market open on or about July 27, 2026.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Common Stock

The description of the Common Stock contained under the captions “Common Stock, par value $0.001 per share,” “Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses,” “Certain Provisions of the MGCL and Our Charter and Bylaws; Anti-Takeover Measures” and “Exclusive Forum” in Exhibit 4.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (File No. 814-01341) filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2026 (the “Annual Report”) is incorporated herein by reference, except that any reference to “Nasdaq Global Select Market” is hereby amended to “New York Stock Exchange” and “NYSE Texas.”

March 2029 Notes

The description of the March 2029 Notes contained under the captions (i) “Description of the Notes” in the Company’s prospectus supplement dated March 25, 2024 (Registration No. 333-275970), filed with the SEC on March 27, 2024 pursuant to Rule 424 under the Securities Act of 1933 (as amended, the “Securities Act”), (ii) “March 2029 Notes” in Exhibit 4.13 to the Company’s Annual Report and (iii) “March 2029 Notes” in “Item 1. Notes to Consolidated Financial Statements (unaudited) – Note 5. Borrowings” of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 (File No. 001-39958) filed with the SEC on May 6, 2026 (the “Quarterly Report”) is incorporated herein by reference, except that any reference to “Nasdaq Global Select Market” is hereby amended to “New York Stock Exchange” and “NYSE Texas.”

September 2029 Notes

The description of the September 2029 Notes contained under the captions (i) “Description of the Notes” in the Company’s prospectus supplement dated July 16, 2024 (Registration No. 333-275970), filed with the SEC on July 18, 2024 pursuant to Rule 424 under the Securities Act, (ii) “September 2029 Notes” in Exhibit 4.13 to the Company’s Annual Report and (iii) “September 2029 Notes” in “Item 1. Notes to Consolidated Financial Statements (unaudited) – Note 5. Borrowings” of the Quarterly Report is incorporated herein by reference, except that any reference to “Nasdaq Global Select Market” is hereby amended to “New York Stock Exchange” and “NYSE Texas.”

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on the NYSE, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TRINITY CAPITAL INC.

Date: July 17, 2026	By:	/s/ Kyle Brown
	Name:	Kyle Brown
	Title:	Chief Executive Officer, President and Chief Investment Officer